Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison, President	702. 878. 0700
Chief Executive Officer & Chairman of the Board

	Larry Scott	702. 878. 0700
President & Chief Executive Officer of Community Bank of Nevada

COMMUNITY BANCORP ANNOUNCES BRANCH CONSOLIDATION

LAS VEGAS, Nev. – February 16, 2007 – Under Community Bancorp (NASDAQ: CBON), Community Bank of Nevada’s President and Chief Executive Officer, Larry Scott, announced today the consolidation of two Henderson, Nevada branches. The Green Valley branch located at 1441 W. Warm Springs Road will be consolidated with the Stephanie branch located at 370 N. Stephanie Street. The consolidation is being implemented due to the close proximity of the two branches. The Stephanie branch was acquired in October 2006 through our acquisition of Valley Bancorp.

As a result of the consolidation, all accounts currently serviced at the Green Valley branch will be automatically transferred to the Stephanie branch. The consolidation will go into effect at 6:00 p.m. PT today.

“We are confident that the impact on the customers of both branches will be minimal, as the Stephanie branch facility is easily accessible, can accommodate large customer volume and has adequate space for additional staffing if necessary,” said Mr. Scott.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada. Through Community Bank of Nevada’s current 13 full service banking offices in Nevada, two loan production offices located in Phoenix and San Diego, and the recently acquired Community Bank of Arizona (formerly Cactus Commerce Bank), we provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, actual customer response to the planned branch consolidation, the ability to find and retain qualified staffing at the Stephanie branch, loan production, balance sheet management, the economic condition of the Las Vegas market, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.